UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Soliciting Material Pursuant to §240.14a-12

SIGNATURE GROUP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

James A. McIntyre
J. Hunter Brown
Barton I. Gurewitz
Robert A. Peiser
Joyce White
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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James A. McIntyre, together with the other participants named therein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of stockholders of Signature Group Holding, Inc., a Nevada corporation.

On June 11, 2012, Mr. McIntyre issued the following press release:

JAMES A. McINTYRE FILES DEFINITIVE PROXY MATERIALS AND DELIVERS LETTER TO STOCKHOLDERS OF SIGNATURE GROUP HOLDINGS, INC.

Details Significant Value Destruction and Excessive Management Compensation

Urges Stockholders to Support “Gold Card” Directors Committed to Preserving and Maximizing Value

SANTA BARBARA, CA – June 11, 2012 – James A. McIntyre the largest individual stockholder of Signature Group Holdings, Inc.  (OTC: SGGH), today announced that he has filed definitive proxy materials with the SEC, including a Gold proxy card, in connection with the Company’s 2012 Annual Meeting and has delivered a letter to stockholders.

James A. McIntyre is urging shareholders to elect five independent, experienced and highly qualified nominees --, J. Hunter Brown, Barton I. Gurewitz, James A. McIntyre, Robert A. Peiser and Joyce White.  Mr. McIntyre calls upon stockholders to vote the Gold proxy card to elect directors committed to reversing the significant value destruction and the excessive compensation provided to management in light of the Company’s abysmal performance.

The full text of the letter follows:

JAMES A. McINTYRE
1114 State Street
Suite 211
Santa Barbara, CA  93101

Dear Fellow Signature Stockholder:

I am the largest individual stockholder of Signature Group Holdings, Inc. (the “Company”), owning approximately 9.3% of the Company’s outstanding common stock.

VOTE FOR MY HIGHLY-QUALIFIED, INDEPENDENT NOMINEES WHO ARE COMMITTED TO PRESERVING AND MAXIMIZING THE VALUE OF YOUR COMPANY’S ASSETS

I am seeking your support to elect five independent, experienced and highly qualified nominees -- James A. McIntyre, J. Hunter Brown, Barton I. Gurewitz, Robert A. Peiser and Joyce White -- to the Company’s Board of Directors (the “Board”) at the upcoming 2012 Annual Meeting of stockholders (the “Annual Meeting”).  My nominees have valuable and relevant business and financial experience that will allow them to make informed decisions to improve stockholder value.  As the largest individual stockholder of the Company, my interests are aligned 100% with yours -- to maximize the value of our investment.

THE BOARD HAS OVERSEEN A PERIOD OF SIGNIFICANT VALUE DESTRUCTION AND SHOULD BE REPLACED

We believe that the Board has overseen numerous failures including:

❑	significant destruction in stockholder value, reflected in the 50% decline in the price of the Company’s stock since June 2010;
❑	unreasonable compensation provided to management; and
❑	the failure to effectively utilize the Company’s largest and most valuable asset, its Net Operating Losses, or NOLs.

VOTE THE GOLD PROXY CARD TODAY TO SUPPORT MY EFFORTS TO REBUILD STOCKHOLDER VALUE

It is time for management and the Board to be held accountable for the continued and significant value destruction of our investment.  Even if you have already given your vote to management, you have every right to change your vote.  No matter how many or how few shares you own, it is important that you vote the GOLD proxy card today.  Please support my efforts by signing, dating and returning your GOLD proxy card in the envelope provided.

THE COMPANY’S PERFORMANCE HAS BEEN ABYSMAL

From the quarter ended June 30, 2010 through the quarter ended March 31, 2012, the Company’s book value went from approximately $0.81 per share to approximately $0.53 per share and the market price of our stock dropped approximately 64%, from approximately $0.71 per share to approximately $0.26 per share, as illustrated in the chart below:

The Company has also significantly underperformed the S& P 500:

DESPITE THE COMPANY’S ABYSMAL PERFORMANCE, MANAGEMENT HAS BEEN REWARDED WITH GENEROUS COMPENSATION PACKAGES

The Board has approved compensation for the senior management that is unreasonable and unjustified while stockholder value has been destroyed.

Since emerging from bankruptcy in June 2010, the Company has been managed in some form by Craig Noell, the Company’s Chief Executive Officer, Kyle Ross, the Company’s interim Chief Financial Officer, and their affiliates and associates.  From June 10, 2010 until August 2, 2011, the Company was managed, under an Interim Management Agreement, by an outside management firm, Signature Capital Advisers LLC (“SCA”).  SCA was and is owned and managed by Mr. Noell, Kenneth Grossman, the Company’s former President, Mr. Ross and Thomas Donatelli, an Executive Vice President of the Company.

When the Company emerged in its present form, I supported the Interim Management Agreement with SCA because I believed it to be reasonable and financially limiting and controlling.  It was my understanding that under the Interim Management Agreement, SCA would act as the Company’s outside management adviser and be responsible primarily for managing the investment and reinvestment of the assets of the Company, including overseeing the utilization of the Company’s primary asset, its NOLs.

In return, SCA was to be paid $525,000 per quarter for its services.  This included the salaries of Messrs. Noell, Grossman, Ross and Donatelli.  The Interim Management Agreement limited the annual base salaries of these individuals to $150,000 each.

Yet, just over a year later,

❑	the Interim Management Agreement was terminated and, at the Board’s direction, the Company entered into direct employment agreements with Messrs. Noell, Grossman, Ross and Donatelli;
❑
base salaries for management were increased significantly: Mr. Noell -- increased by 117% to $325,000, Mr. Grossman -- increased by 100% to $300,000, Mr. Ross -- increased by 83% to $275,000 and Mr. Donatelli -- increased by 83% to $275,000;

❑
generous additional benefits for management were provided, including options to purchase the Company’s common stock and awards of restricted stock, as follows: Mr. Noell -- 2,923,000 options and 492,224 shares of restricted stock; Mr. Grossman -- 2,923,000 options and 492,224 shares of restricted stock; Mr. Ross -- 1,620,000 options and 416,667 shares of restricted stock and Mr. Donatelli -- 1,350,000 options and 378,788 shares of restricted stock; and

❑
Messrs. Noell, Grossman, Ross and Donatelli were also granted participation rights in the Company’s executive bonus program, which for 2012, must be (according to their employment agreements) “not less than 7.5% of the Company’s EBITDA.”

Meanwhile, from the quarter ended June 30, 2010 through the quarter ended March 31, 2012:

❑	the Company’s assets decreased approximately 12%, to $139.2 million;
❑	stockholders’ equity decreased approximately 30%, to $63.3 million;
❑	the Company generated income from continuing operations in only one quarter -- approximately $38,000 for the quarter ended September 30, 2011; and
❑	the Company generated cumulative losses of over $43 million.

OVERALL, IN THE 24 MONTHS UNDER MANAGEMENT’S LEADERSHIP,
THE COMPANY’S SHARE PRICE DECREASED ALMOST 50% WHILE COMPENSATION INCREASED OVER 365%

Now management and certain members of the Board are seeking to consolidate their power and, we fear, seeking to use the Company as a way to continue enriching themselves instead of focusing on maximizing value for all stockholders.  The Board has indicated that the Company’s priorities are to actively seek acquisition opportunities and to acquire and originate debt opportunities.  I believe this is a strategy that will ultimately maximize compensation for management, not returns for stockholders.  In my opinion, the Company’s highest return to stockholders will be achieved in the utilization of its largest core asset--the NOLs--through a merger or other strategic combination.

DO NOT ALLOW MANAGEMENT AND ITS HAND-PICKED BOARD TO TURN THE COMPANY INTO THEIR OWN PERSONAL ATM

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT MACKENZIE PARTNERS, INC., MY PROXY SOLICITOR,
TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500 OR AT PROXY@MACKENZIEPARTNERS.COM

I look forward to your support at the Annual Meeting.

Best Regards,

James A. McIntyre